Exhibit 99.1

Pinnacle Entertainment Confirms Discussions with Penn National Gaming

LAS VEGAS, November 30, 2017 – Pinnacle Entertainment, Inc. (NASDAQ: PNK) (“Pinnacle” or the “Company”) today confirmed that it is engaged in discussions with Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn National”) regarding a potential business combination, whereby Penn National would acquire the Company in a cash and stock transaction.

These discussions may or may not lead to any transaction, and the Company does not intend to comment further on market speculation or disclose any developments unless and until it otherwise deems further disclosure is appropriate or required. Additionally, there can be no assurance that an agreement providing for a transaction will be reached, or if an agreement is reached, that a transaction will be completed. Any transaction would be subject to the approval of the two companies’ boards, regulatory and shareholder approvals, as well as other conditions.

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About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates 16 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio and Pennsylvania. In addition, Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward-Looking Statements

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding a transaction between the Company and Penn National and the terms of a transaction are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to, (a) the Company and Penn National may not be able to come to an agreement for a transaction on any particular timeframe or at all; (b) the transaction is subject to the approvals of the Board of Directors of the Company and Penn National and there is no assurance that such approvals will be obtained; (c) the transaction would be subject to regulatory approvals and shareholder approvals, which approvals may not be obtained; and (d) other risks as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Contact:

Vincent J. Zahn, CFA
Vice President &Treasurer
702/541-7777/investors@pnkmail.com